Exhibit 10.1

JMAR Balanced Scorecard Performance Based Compensation Plan

     The following resolutions were approved by the Board’s Compensation Committee at its August 13, 2004 meeting and represent the material terms and conditions of the JMAR Balanced Scorecard Performance Based Compensation Plan:

     WHEREAS, at several prior Board meetings, management has discussed the terms and conditions of an annual performance based compensation bonus plan for exempt employees; and

     WHEREAS, current Nasdaq Rules and the Charter of this Committee require that all elements of compensation of executive officers be approved by the Compensation Committee; and

     WHEREAS, management has recommended the adoption of an annual “Balanced Scorecard” (“BSC”) Plan that establishes Corporate, Division and individual goals and objective criteria pursuant to which bonuses of up to ten percent (10%) of the participant’s base salary may be earned; and

     WHEREAS, the 2004 base salaries of the executive officers were previously approved based upon several salary surveys and an analysis by an outside HR consultant and the Company intends to continue to set base salaries with reference to market salaries; and

     WHEREAS, because (i) the BSC Plan has objective criteria that are directly tied to the achievement of Company objectives and incentivizes performance to achieve those objectives, (ii) the BSC Plan limits total bonus compensation under the participant’s scorecard to 10% of the participants’ respective salaries, and (iii) the total of all compensation (base salaries and maximum BSC bonus) are within the range of compensation levels contained in the salary surveys, the Committee has concluded that the BSC Plan will not result in the payment of unreasonable compensation to the Company’s executive officers; and

     NOW, THEREFORE, BE IT RESOLVED, that the Balanced Scorecard Plan as presented to this Committee, the material terms of which are set forth on Attachment A hereto, be, and it hereby is, approved and authorized by this Company; and

     RESOLVED FURTHER, that the Company’s CEO is hereby authorized to make adjustments to the individual officers’ scorecards to ensure that their objectives continue to be relevant to the Company’s overall objectives and business plan and to take such further actions and execute such further documents and instruments to carry out the actions authorized herein.

Attachment A

The material terms of the JMAR Balanced Scorecard Performance Based Compensation Plan (the “BSC Plan”) are:

•	All exempt JMAR employees shall participate in the BSC Plan;

•	The maximum annual bonus that may be awarded to each participant under the BSC Plan is 10% of the employee’s base salary;

•	Following the initial approval of the BSC Plan by the Compensation Committee, each manager shall approve and communicate a specific “scorecard” of objectives for each of his or her direct reports for 2004. For succeeding plan years, management intends to approve and communicate the individual “scorecards” for the plan year within 60 days after the beginning of the calendar year. The potential bonus of up to 10% of base salary will be based upon Corporate, Division and individual objectives which are derived from the Board-approved Business Plan for that year. Individual scorecards shall allocate the potential 10% bonus among several performance areas, with the specific percentage allocation based upon the employee’s relative responsibility and ability to influence the achievement of the specific objectives. Initially, these performance areas will include the following, with the Compensation Committee approving significant changes to the specific areas of emphasis on an annual basis:

•	Financial performance and shareholder value;

•	Customer development;

•	Internal operational effectiveness; and

•	Organizational learning and growth.

•	The actual bonus awarded to each participant will be determined within 60 days after the end of plan year based upon the achievement of the pre-established Corporate, Division and individual objectives.

•	Any deviations to the material terms of the BSC Plan must be approved by the Compensation Committee of the Board of Directors.

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